EXHIBIT 5.3

Rechtsanwälte Notare Steuerberater	Linklaters LLP Taunusanlage 8 60329 Frankfurt am Main Telephone (+49) 69 71003-0 Facsimile (+49) 69 71003-333

To:

Linde, Inc

10 Riverview Drive

Danbury, Connecticut

5 December 2022

Re:	Linde Inc. Registration Statement on Form S-3 (No. 333-238875)

Dear Ladies and Gentlemen,

We have acted as German legal advisers to Linde GmbH (the “Client” or the “German Guarantor”) in connection with the registration statement on Form S-3 (No. 333-238875) (the “Registration Statement”) relating to the USD 300,000,000 4.800 per cent. Notes due 2024 (the “2024 Notes”) and USD 600,000,000 4.700 per cent. Notes due 2025 (the “2025 Notes” and together with the 2024 Notes, the “Notes” and each a “Series”) by Linde Inc., a Delaware corporation (the “Issuer”) on the date hereof. The Notes were issued under an indenture dated as of 10 August 2020 (the “Indenture”), among the Issuer, Linde plc as guarantor (the “Parent Guarantor”) and the U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) as trustee (the “Trustee”).

We express no opinion as to any laws other than the laws of the Federal Republic of Germany as they stand at the date of this opinion and as they have been interpreted in published case law of the courts. In particular, we have made no investigation into the laws of any other state or country other than the Federal Republic of Germany as a basis for the opinion expressed hereinafter and do not express or imply any opinion thereon. This opinion does not relate to facts or laws or to the interpretation of laws after the date hereof and we do not assume any obligation to update this opinion or to inform anyone of any changes to facts or laws, even though any such change may affect the legal analysis or conclusions made in this opinion.

To the extent we have reviewed documents governed by foreign law, we have only considered rights and obligations, as they may be discerned directly from such documents without knowledge of the respective foreign law, and we have interpreted the language used in such documents from the perspective of a German lawyer without considering the particular meaning such language might have under foreign law.

In this Opinion, German legal concepts are sometimes expressed in English terms and not in their original German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of jurisdictions other than the Federal Republic of Germany. This Opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by German law and be brought before a German court.

1	For the purpose of this opinion, we have only examined the following documents:

1.1	A PDF copy of an executed copy of the Indenture.

1.2

A PDF copy of an executed copy of the global notes for each Series of Notes (the “Global Notes”) with the endorsements thereon of the guarantees of each Series of Notes (the “Guarantees”) by the German Guarantor and the Parent Guarantor.

The Indenture and the Global Notes (including the Guarantees) are collectively referred to as the “Executed Documents”. We have also examined copies of such other records of the German Guarantor and other corporate documents (the “Corporate Documents”, and together with the Executed Documents the “Documents”) as we have deemed necessary for the purposes of this opinion, including:

1.3	A PDF copy of the articles of association (Gesellschaftsvertrag) of the German Guarantor in the form as of 21 July 2021 (the “Articles of Association”).

1.4	A PDF copy of an electronic online extracts from the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich regarding the German Guarantor dated 5 December 2022.

1.5	A PDF copy of the domination agreement (Beherrschungsvertrag) dated 8 June 2018 between the German Guarantor and Linde Holding GmbH (the “Domination Agreement”).

1.6	A PDF copy of the written resolution passed by the shareholders’ meeting (Gesellschafterversammlung) of Linde Holding GmbH dated 28 November 2022.

1.7	A PDF copy of the written instruction of Linde Holding GmbH to the managing directors (Geschäftsführer) of the German Guarantor dated 28 November 2022.

2	For the purpose of this opinion, we have made the following assumptions:

2.1	All copy documents conform to the originals, and all originals are genuine and complete.

2.2	Each signature is the genuine signature of the individual concerned.

2.3

The Articles of Association correctly show the articles of association in force on the date received by us and the Articles of Association have not been, in whole or in part, amended (or otherwise ceased to be effective in whole or in part) after that date.

2.4

The extract from the commercial register referred to in paragraph 1.4 correctly shows all facts capable of being registered as of its date and no such facts capable of being registered have occurred or changed after the date of the excerpt.

2.5	The written resolutions referred to in paragraph 1.6 were validly passed and remain in full force and effect without modification.

2.6	The Executed Documents are within the capacity and powers of, and has been validly authorised and signed by, each party other than the German Guarantor.

2.7	The person who has signed the Agreements on behalf of the German Guarantor has full legal capacity (Geschäftsfähigkeit).

2.8	The Executed Documents are valid, binding and enforceable on each party under the laws of the State of New York by which it is expressed to be governed.

2.9	There are no dealings between the parties that affect the Agreements other than the dealings set out in the Agreements.

3	Based on the documents referred to and assumptions set out above and subject to the qualifications below and to any matters not disclosed to us, we are of the following opinion:

3.1	The German Guarantor has been incorporated and is existing as a limited liability company (GmbH) under the laws of the Federal Republic of Germany.

3.2	The German Guarantor has the corporate power to execute and deliver its Guarantee and to perform its obligations under the Indenture and its Guarantee.

3.3	The German Guarantor has taken all corporate action necessary for its valid execution and delivery of its Guarantee and performance of its obligations under the Indenture and its Guarantee.

4	This opinion is subject to the following qualifications:

4.1

This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation, avoidance and other laws of general application relating to or affecting the rights of creditors.

4.2

Our advice on each legal issue addressed in this Opinion represents our opinion as to how that issue would be resolved were it to be considered by German courts. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This Opinion is not intended to guarantee the outcome of any legal dispute which may arise in the future.

The undersigned is qualified to practice law in the Federal Republic of Germany and is admitted to the bar association (Rechtsanwaltskammer) of Frankfurt am Main and issues this Opinion solely in his capacity as a German attorney (Rechtsanwalt).

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Issuer on the date hereof. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. Such consent does not constitute a consent under Section 7 of the Securities Act of 1933, and by giving such consent we have not certified any part of the Registration Statement and do not otherwise admit that we are within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP